Exhibit 99.1

Media	Investors
Janis Allen	Christopher Oltmann
(805) 330-4899	(818) 224-7028

PennyMac Mortgage Investment Trust Reports

First Quarter 2019 Results

Westlake Village, CA, May 2, 2019 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income attributable to common shareholders of $47.3 million, or $0.68 per common share on a diluted basis for the first quarter of 2019, on net investment income of $106.6 million. PMT previously announced a cash dividend for the first quarter of 2019 of $0.47 per common share of beneficial interest, which was declared on March 26, 2019, and paid on April 29, 2019 to common shareholders of record as of April 15, 2019.

First Quarter 2019 Highlights

Financial results:

•	Net income attributable to common shareholders of $47.3 million, up from $35.4 million in the prior quarter
o

Results reflect solid performance of our GSE credit risk transfer (CRT) investments, which benefited from continued investment growth and reversal of the credit spread widening we experienced in the fourth quarter

o	Hedging of interest rate sensitive assets mitigated the impact of significant value losses on mortgage servicing rights (MSRs) as interest rates declined
•	Annualized return on average common equity of 14 percent, up from 11 percent in the prior quarter[1]
•	Book value per common share of $20.72 at March 31, 2019, up from $20.61 at December 31, 2018

Investment and operating highlights:

•	Continued investment in CRT securities and MSRs resulting from PMT’s mortgage acquisitions
o	Conventional loan production totaled $9.0 billion in unpaid principal balance (UPB), down 10 percent from the prior quarter[2]

[1]	Annualized return on average common equity is calculated based on annualized quarterly net income attributable to common shareholders as a percentage of monthly average common equity during the period
[2]	Includes conventional loan acquisitions from PennyMac Financial Services (NYSE: PFSI), which totaled $0.7 billion, down 17% from the prior quarter

o	CRT eligible loans delivered totaled $7.7 billion, resulting in a firm commitment to purchase $282 million of CRT securities
o	New MSR investments totaled $132 million
•	Pioneered a groundbreaking structure in the financing of certain of our settled CRT investments
o	Issued $296 million of 3-year term notes secured by our first three CRT transactions, replacing short-term repurchase agreements, at a similar effective cost with improved capital efficiency
•	Raised approximately $147 million in net proceeds from the issuance of common shares during the quarter
•	Entered into agreements during and after the quarter to sell $49 million in UPB of nonperforming loans from the distressed portfolio[3]

“PMT’s performance in the first quarter demonstrates the earnings potential of our organic investments in CRT and MSRs,” said President and CEO David Spector.  “CRT investments delivered strong performance during the quarter, resulting from investment growth and credit spread tightening that reversed valuation-related losses from the prior quarter.  Our sophisticated interest rate risk management strategies mitigated the impact of declining rates on the fair value of our MSR and excess servicing spread (ESS) investments. Furthermore, the decline in mortgage rates has improved the outlook for mortgage originations and the prospects for growth of CRT and MSR investments sourced from PMT’s correspondent production activities.  As a result of PMT’s scale and market position, we are optimistic regarding our prospects for growth.  In order to continue capturing the significant investment opportunities available to us, we raised approximately $147 million in new equity during the quarter and are deploying this capital into new investments at attractive returns.”

[3]

These transactions are subject to continuing due diligence and customary closing conditions. There can be no assurance regarding the size of these transactions or that these transactions will be completed at all.

The following table presents the contributions of PMT’s segments, consisting of Correspondent Production, Credit Sensitive Strategies, Interest Rate Sensitive Strategies, and Corporate:

	Quarter ended March 31, 2019
	Correspondent production	Credit Sensitive stratgies	Interest rate Sensitive strategies	Corporate	Consolidated
	(in thousands)
Net gain (loss) on investments:
Mortgage loans at fair value	$-	$485	$-	$-	$485
Mortgage loans held by variable interest entity net of asset-backed secured financing	-	183	545	-	728
Mortgage-backed securities	-	-	36,922	-	36,922
CRT investments	-	53,140	-	-	53,140
Hedging derivatives	-	-	7,380	-	7,380
Excess servicing spread investments	-	-	(3,562)	-	(3,562)
	-	53,808	41,285	-	95,093
Net gain on mortgage loans acquired for sale	10,226	11,097	-	-	21,323
Net mortgage loan servicing fees	-	-	(31,080)	-	(31,080)
Net interest income (expense)
Interest income	20,316	8,256	34,079	430	63,081
Interest expense	(9,662)	(12,022)	(33,055)	-	(54,739)
	10,654	(3,766)	1,024	430	8,342
Other income (loss)	12,964	(30)	-	6	12,940
	33,844	61,109	11,229	436	106,618
Expenses:
Mortgage loan fulfillment and servicing fees payable to PennyMac Financial Services, Inc.	27,573	465	10,106	-	38,144
Management fees payable to PennyMac Financial Services, Inc.	-	-	-	7,248	7,248
Other	2,650	2,271	318	6,120	11,359
	30,223	2,736	10,424	13,368	56,751
Pretax income (loss)	$3,621	$58,373	$805	$(12,932)	$49,867

Credit Sensitive Strategies Segment

The Credit Sensitive Strategies segment primarily includes results from CRT, distressed mortgage loans and non-Agency subordinated bonds. Pretax income for the segment was $58.4 million on revenues of $61.1 million, compared to pretax income of $17.9 million on revenues of $22.3 million in the prior quarter.

The Credit Sensitive Strategies segment recorded a net gain on mortgage loans acquired for sale of $11.1 million, a decrease from $14.0 million in the prior quarter. These amounts represent the recognition of the fair value of firm commitment to acquire CRT securities under a new REMIC structure; for the first quarter of 2019, an additional $8.6 million was attributed to the Correspondent Production segment.

Net gain on investments in the segment was $53.8 million, up 341 percent from the prior quarter.

Net gain on CRT investments for the quarter was $53.1 million, compared to $9.8 million in the prior quarter, and included $20.4 million in valuation-related gains driven by credit spread tightening from improved market conditions, which reversed losses related to credit spread widening in the prior quarter.  Net gain on CRT investments also included $33.6 million in realized gains and carry, up from $30.1 million in the prior quarter, and recognized losses of $0.9 million, up from $0.7 million in the prior quarter, reflecting portfolio seasoning and in line with expectations.

PMT’s distressed mortgage loan portfolio generated realized and unrealized gains totaling $0.5 million, down from $2.5 million in the prior quarter. Fair value gains on performing loans in the distressed portfolio were $0.4 million, while fair value gains on nonperforming loans were $0.5 million and realized losses related to payoffs and loan sales were $0.4 million.

Net interest expense for the segment totaled $3.8 million, compared to $2.5 million in the prior quarter.  Interest income totaled $8.3 million, a 19 percent decrease from the prior quarter, driven by a smaller distressed loan portfolio.  Interest expense totaled $12.0 million, down from $12.6 million in the prior quarter.

Other investment losses in the segment were $30,000, compared to losses of $1.4 million in the prior quarter, driven by the continued liquidation of the real estate acquired in the settlement of loans (REO) portfolio.  At quarter end, PMT’s inventory of REO properties totaled $72.2 million, down from $85.7 million at December 31, 2018.

Segment expenses were $2.7 million, down 38 percent from the prior quarter driven by elevated professional services expense in the prior quarter and a reduction in servicing expenses resulting from the ongoing liquidation of the distressed loan portfolio.

Interest Rate Sensitive Strategies Segment

The Interest Rate Sensitive Strategies segment includes results from investments in MSRs, ESS, Agency mortgage-backed securities (MBS), non-Agency senior MBS and interest rate hedges. Pretax income for the segment was $0.8 million on revenues of $11.2 million, compared to pretax income of $20.1 million on revenues of $30.2 million in the prior quarter. The segment includes investments that typically have offsetting fair value exposures to changes in interest rates. For example, in a period with decreasing interest rates, MSRs and ESS typically decrease in fair value whereas Agency MBS typically increase in value.

The results in the Interest Rate Sensitive Strategies segment consist of net gains and losses on investments, net interest income and net loan servicing fees, as well as associated expenses.

Net gain on investments for the segment totaled $41.3 million, and primarily consisted of $36.7 million of gains on MBS and $7.4 million of gains in the value of hedging derivatives, partially offset by a $3.6 million loss in the value of ESS investments.

Net mortgage loan servicing fees resulted in a loss of $31.1 million, compared to a loss of $7.5 million in the prior quarter.  Net mortgage loan servicing fees included $61.3 million in servicing fees and $3.2 million in ancillary and other fees, reduced by $40.8 million in realization of MSR cash flows.  Net mortgage loan servicing fees also included a $96.5 million decrease in the fair value of MSRs, $41.1 million of related hedging gains and $0.6 million of MSR recapture income.  PMT’s hedging activities are intended to manage the Company’s net exposure across all interest rate sensitive strategies, which include MSRs, ESS and MBS.

The following schedule details net mortgage loan servicing fees:

	Quarter ended
	March 31, 2019	December 31, 2018	March 31, 2018
	(in thousands)
From non-affiliates:
Servicing fees (1)	$61,272	$57,400	$48,732
Ancillary and other fees	3,208	1,388	1,703
Effect of MSRs:
Carried at fair value—change in fair value
Realization of cashflows	(40,821)	(34,863)	(26,638)
Other	(96,508)	(40,927)	52,611
	(137,329)	(75,790)	25,973
Gains (losses) on hedging derivatives	41,135	8,830	(20,848)
	(96,194)	(66,960)	5,125
	(31,714)	(8,172)	55,560
From PFSI—MSR recapture income	634	624	595
Net mortgage loan servicing fees	$(31,080)	$(7,548)	$56,155

(1) Includes contractually specified servicing fees

MSR valuation losses were primarily driven by a decrease in mortgage rates during the quarter, resulting in expectations for higher prepayment activity in the future.  ESS investments also declined in value from a decrease in mortgage rates and the ongoing paydown of the underlying loans, partially offset by recapture income from PFSI for prepayment activity during the quarter.  PMT generally benefits from recapture income when the prepayment of a loan underlying PMT’s ESS results from refinancing by PFSI.

Net interest income for the segment was $1.0 million compared to $3.2 million in the prior quarter.  Interest income totaled $34.1 million, up from $32.9 million in the prior quarter primarily driven by a larger average MBS portfolio.  Interest expense totaled $33.1 million, up from $29.7 million in the prior quarter, driven by increased financing costs related to growth in MBS and MSR investments.

Segment expenses were $10.4 million, a 4 percent increase from the prior quarter, primarily driven by higher servicing fee expense on a growing MSR portfolio.

Correspondent Production Segment

PMT acquires newly originated mortgage loans from correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and ongoing investments in MSRs and CRT related to a portion of its production.  PMT’s Correspondent Production segment generated pretax income of $3.6 million, compared to a loss of $0.6 million in the prior quarter.

Through its correspondent production activities, PMT acquired $15.1 billion in UPB of loans from nonaffiliates compared to $18.1 billion in the prior quarter.  Of total correspondent acquisitions, conventional conforming and jumbo acquisitions from nonaffiliates totaled $8.3 billion, and government-insured or guaranteed acquisitions totaled $6.8 billion, compared to $9.2 billion and $8.9 billion, respectively, in the prior quarter. PMT also acquired $0.7 billion of conventional loans from PennyMac Financial, compared to $0.9 billion in the prior quarter.

PMT issued interest rate lock commitments on conventional loans totaling $9.0 billion, compared to $9.7 billion in the prior quarter.

Segment revenues were $33.8 million, a 9 percent increase from the prior quarter and included a net gain on mortgage loans of $10.2 million, other income of $13.0 million, which primarily consists of volume-based origination fees, and net interest income of $10.7 million.  Net gain on mortgage loans acquired for sale in the quarter increased by $6.6 million from the prior quarter, driven by improved production margins and which includes CRT-related gains as discussed earlier. Net interest income decreased $1.6 million from the prior quarter, primarily driven by lower production volumes.  Net interest income includes the recognition of incentives the Company is entitled to receive under one of its master repurchase agreements to finance mortgage loans that satisfy certain consumer relief characteristics.  These incentives totaled $7.5 million, down from $8.7 million in the fourth quarter.  As previously noted, the Company expects to cease accruing incentives under this repurchase agreement in the second quarter of 2019. While there can be no assurance, the Company expects that the loss of any such incentives will be partially offset by an improvement in pricing margins.

Segment expenses were $30.2 million, down 4 percent from the prior quarter resulting from a decrease in production activity, partially offset by an increase in the weighted average fulfillment fee during the quarter.  The weighted average fulfillment fee rate in the first quarter was 34 basis points, up from 32 basis points in the prior quarter.

Corporate Segment

The Corporate segment includes interest income from cash and short-term investments, management fees, and corporate expenses.

Segment revenues were $436,000, up from $417,000 in the prior quarter.

Management fees were $7.2 million, up 11 percent from the prior quarter driven by a combination of increased incentive fees paid to PFSI based on PMT’s profitability and an increase in PMT’s shareholders’ equity from the issuance of common shares during the quarter.

Other segment expenses were $6.1 million, up from $5.1 million in the prior quarter.

Taxes

PMT recorded a $3.7 million benefit for income tax expense compared to a $15.4 million benefit in the prior quarter, driven by fair value losses on investments held in PMT’s taxable subsidiary.

***

“The availability of opportunities in today’s mortgage market, combined with PMT’s access to the operational capabilities of PFSI to organically generate attractive investments, drives our optimistic outlook,” concluded Executive Chairman Stanford L. Kurland. “To facilitate our long-term growth and maximize returns, we continue to develop innovative ways to strengthen our balance sheet and reduce liquidity risk.  The groundbreaking CRT financing structure we launched this quarter began to provide term financing for our CRT investments through a cost-effective and capital-efficient structure.  The term notes we issued more effectively match the duration of our CRT assets and improves the return on equity of our CRT investments.  We now have in place term financing solutions for both of PMT’s core investments – CRT and MSRs – which will help PMT support its growth trajectory and strong performance in the future.  As we pursue PMT’s growth strategy, we also expect to gain efficiencies as we leverage our corporate infrastructure across a larger asset base and realize greater economies of scale.”

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.pennymac-REIT.com beginning at 1:30 p.m. (Pacific Time) on Thursday, May 2, 2019.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI).  Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements.  Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to:  changes in our investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject us to additional risks; volatility in our industry, the debt or equity markets, the general economy or the real estate finance and real estate markets specifically; events or circumstances which undermine confidence in the financial markets or otherwise have a broad impact on financial markets; changes in general business, economic, market, employment and political conditions, or in consumer confidence and spending habits from those expected; declines in real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy our investment objectives; the inherent difficulty in winning bids to acquire mortgage loans, and our success in doing so; the concentration of credit risks to which we are exposed; the degree and nature of our competition; the availability, terms and deployment of short-term and long-term capital; the adequacy of our cash reserves and working capital; our ability to maintain the desired relationship between our financing and the interest rates and maturities of our assets; the timing and amount of cash flows, if any, from our investments; unanticipated increases or volatility in financing and other costs, including a rise in interest rates; the performance, financial condition and liquidity of borrowers; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of our customers and counterparties; changes in the number of investor repurchases or indemnifications and our ability to obtain indemnification or demand repurchase from our correspondent sellers; increased rates of delinquency, default and/or decreased recovery rates on our investments; increased prepayments of the mortgages and other loans underlying our mortgage-backed securities or relating to our mortgage servicing rights, excess servicing spread and other investments; our exposure to market risk and declines in credit quality and credit spreads; the degree to which our hedging strategies may or may not protect us from interest rate volatility; the effect of the accuracy of or changes in the estimates we make about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon our financial condition and results of operations; changes in regulations or the occurrence of other events that impact the business, operation or prospects of government sponsored enterprises; changes in government support of homeownership; changes in governmental regulations, accounting treatment, tax rates and similar matters; our ability to mitigate cybersecurity risks and cyber incidents; our exposure to risks of loss with real estate investments resulting from adverse weather conditions and man-made or natural disasters;  our ability to satisfy complex rules in order to qualify as a REIT for U.S. federal income tax purposes; our ability to make distributions to our shareholders in the future; and our organizational structure and certain requirements in our charter documents.  You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2019	December 31, 2018	March 31, 2018
	(in thousands except share amounts)
ASSETS
Cash	$68,538	$59,845	$102,167
Short-term investments	29,751	74,850	71,044
Mortgage-backed securities at fair value	2,589,106	2,610,422	1,436,456
Mortgage loans acquired for sale at fair value	1,435,071	1,643,957	1,115,534
Mortgage loans at fair value	398,664	408,305	779,489
Excess servicing spread purchased from PennyMac Financial Services, Inc.	205,081	216,110	236,002
Derivative assets	188,710	167,165	122,518
Firm commitment to purchase credit risk transfer securities at fair value	79,784	37,994	-
Real estate acquired in settlement of loans	72,175	85,681	141,506
Real estate held for investment	42,346	43,110	45,790
Deposits securing credit risk transfer agreements	1,137,283	1,146,501	622,330
Mortgage servicing rights	1,156,908	1,162,369	957,013
Servicing advances	37,392	67,666	63,352
Due from PennyMac Financial Services, Inc.	3,345	4,077	313
Other assets	111,833	85,309	96,972
Total assets	$7,555,987	$7,813,361	$5,790,486
LIABILITIES
Assets sold under agreements to repurchase	$4,179,829	$4,777,027	$3,408,283
Mortgage loan participation and sale agreements	73,142	178,639	-
Exchangeable senior notes	248,652	248,350	247,471
Notes payable	739,224	445,573	-
Asset-backed financing of a variable interest entity at fair value	275,509	276,499	296,982
Interest-only security payable at fair value	32,564	36,011	7,796
Assets sold to PennyMac Financial Services, Inc. under agreement to repurchase	125,929	131,025	142,938
Derivative liabilities	8,750	5,914	3,636
Accounts payable and accrued liabilities	74,294	70,687	63,196
Due to PennyMac Financial Services, Inc.	29,951	33,464	27,356
Income taxes payable	32,866	36,526	42,321
Liability for losses under representations and warranties	7,688	7,514	8,249
Total liabilities	5,828,398	6,247,229	4,248,228
SHAREHOLDERS' EQUITY
Preferred shares of beneficial interest	299,707	299,707	299,707
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 68,412,435, 60,951,444, and 60,882,954 common shares, respectively	684	610	609
Additional paid-in capital	1,431,887	1,285,533	1,281,115
Accumulated deficit	(4,689)	(19,718)	(39,173)
Total shareholders' equity	1,727,589	1,566,132	1,542,258
Total liabilities and shareholders' equity	$7,555,987	$7,813,361	$5,790,486

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Quarterly Periods ended
	March 31, 2019	December 31, 2018	March 31, 2018
	(in thousands, expect per share amounts)
Investment Income
Net gain (loss) on investments:
From nonaffiliates	$98,655	$46,609	$(7,733)
From PennyMac Financial Services, Inc.	(3,562)	107	7,751
	95,093	46,716	18
Net gain on mortgage loans acquired for sale:
From nonaffiliates	19,329	14,902	4,986
From PennyMac Financial Services, Inc.	1,994	2,704	2,641
	21,323	17,606	7,627
Mortgage loan origination fees	12,938	15,010	7,037
Net mortgage loan servicing fees:
From nonaffiliates	(31,714)	(8,172)	55,560
From PennyMac Financial Services, Inc.	634	624	595
	(31,080)	(7,548)	56,155
Interest income:
From nonaffiliates	60,015	63,570	37,046
From PennyMac Financial Services, Inc.	3,066	3,554	3,934
	63,081	67,124	40,980
Interest expense:
To nonaffiliates	52,943	51,905	32,840
To PennyMac Financial Services, Inc.	1,796	1,776	1,976
	54,739	53,681	34,816
Net interest income	8,342	13,443	6,164
Results of real estate acquired in settlement of loans	(1,480)	(2,953)	(3,226)
Other	1,482	1,628	1,898
Net investment income	106,618	83,902	75,673
Expenses
Earned by PennyMac Financial Services, Inc.:
Mortgage loan fulfillment fees	27,574	28,591	11,944
Mortgage loan servicing fees (1)	10,570	11,524	11,019
Management fees	7,248	6,559	5,696
Mortgage loan collection and liquidation	1,584	953	2,229
Compensation	1,969	1,369	1,268
Mortgage loan origination	2,277	2,582	272
Professional services	1,327	688	1,319
Real estate held for investment	1,054	1,799	1,438
Other	3,148	3,635	2,650
Total expenses	56,751	57,700	37,835
Income before (benefit from) provision for income taxes	49,867	26,202	37,838
(Benefit from) provision for income taxes	(3,660)	(15,423)	9,652
Net income	53,527	41,625	28,186
Dividends on preferred shares	6,234	6,235	6,234
Net income attributable to common shareholders	$47,293	$35,390	$21,952
Earnings per share
Basic	$0.73	$0.58	$0.36
Diluted	$0.68	$0.55	$0.35
Weighted average shares outstanding
Basic	64,629	60,951	60,761
Diluted	73,371	69,418	69,875
Dividends declared per common share	$0.47	$0.47	$0.47

(1) Mortgage loan servicing fees expense includes both special servicing for PMT’s distressed portfolio and subservicing for its mortgage servicing rights